EXHIBIT 99.1

MDLK ANNOUNCES APPOINTMENT OF DR. WAH SHING LAM AS CHIEF TECHNOLOGY OFFICER TO DRIVE GROUP-WIDE INNOVATION STRATEGY

PRESS RELEASE

OTC DISCLOSURE & NEWS SERVICE | 05/01/2026

HONG KONG, May 1, 2026 — ModuLink Inc. (OTC: MDLK) (“ModuLink” or the “Company”) is pleased to announce the appointment of Dr. Henry Wah Shing Lam (“Dr. Lam”), aged 31, as Chief Technology Officer (CTO), effective May 1, 2026. This strategic appointment underscores MDLK’s commitment to accelerating its technology leadership and innovation capabilities across the entire Group following its recent acquisition of ASA Robotics Limited.

Dr. Lam is a technology entrepreneur with experience in robotics and automation, best known as the Founder and Chief Executive Officer of ASA Robotics Limited. During his tenure, the company developed capabilities in robotics, automation systems, and AI-driven solutions, serving clients across multiple industries. He represents a new generation of technology leadership, bringing a forward-looking perspective on innovation, agility and the application of emerging technologies.

Leadership and Vision

As CTO of MDLK, Dr. Lam will be responsible for defining and executing the Group’s overarching technology strategy, ensuring alignment with MDLK’s long-term growth objectives. His mandate extends across all MDLK subsidiaries and business units - not limited to ASA Robotics - positioning technology as a central driver of value creation.

His key responsibilities will include:

•	Leading group-wide technology innovation and R&D initiatives
•	Integrating advanced AI, robotics, and automation capabilities across MDLK’s portfolio
•	Driving digital transformation and operational efficiency at scale
•	Identifying and executing strategic technology partnerships and investments
•	Building and mentoring a high-performance global engineering and innovation team

Professional Background

Dr. Lam brings experience in robotics system design, artificial intelligence integration, and industrial automation. At ASA Robotics Limited, he scaled the business from its early stages into a provider of AI-driven automation solutions, demonstrating a strong ability to bridge deep technical expertise with commercial execution.

Biography

Dr. Lam is a biomedical engineer and technology entrepreneur with a PhD in Biomedical Engineering and a first-class honours degree in Mechatronic Engineering from City University of Hong Kong. His academic work centres on clinically graded medical micro-robotic systems for cartilage regeneration in degenerative knee joints, complemented by early research in humanoid robotics and AI as a visiting researcher at the Institute of Automation, Chinese Academy of Sciences. He is the Founder and Chief Executive Officer of ASA Robotics Limited, where he led the development of the HORIZON patient transfer robot, the LUNA fall-prevention system, and the RAMP robot analytics and management platform, serving hospitals and enterprises with AI-driven automation solutions. From 2020 to 2024, Dr Lam served as a commission member of the Youth Development Commission of the HKSAR Government, contributing to youth policy, strategy and public engagement.

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Strategic Importance to MDLK

The appointment comes at a pivotal time as MDLK continues to expand its footprint in high-growth, technology-driven sectors. By elevating Dr. Lam to a Group-level role, the Company intends to leverage the technological capabilities of ASA Robotics Limited across its broader ecosystem, while also bringing in fresh perspectives to support innovation-led growth across the Group.

Dr. Lam’s experience in integrating advanced technologies with commercial applications positions him well to contribute to MDLK’s next phase of development.

CEO Commentary

William Fu, Chief Executive Officer of MDLK, commented:

“Dr. Lam’s appointment supports our strategy to strengthen MDLK’s technology foundation across the Group. In addition to his experience in robotics and automation, he brings a dynamic and forward-thinking approach that aligns with our long-term vision. We believe this combination of technical capability and fresh perspective will be valuable as we continue integrating our recent acquisitions and positioning MDLK for future growth.”

CTO Commentary

Henry Lam commented:

“I am excited to take on this role at MDLK and to extend the capabilities we built at ASA Robotics across the entire Group. This is a unique opportunity to drive meaningful innovation at scale and create impactful, future-ready solutions.”

Looking Ahead

With Dr. Lam assuming the CTO role on May 1, 2026, MDLK is well-positioned to strengthen its competitive advantage through innovation-led growth, reinforcing its commitment to delivering sustainable, technology-driven value for investors, partners, and customers worldwide.

About ModuLink Inc.

ModuLink Inc. focuses on developing sustainable and intelligent living environments through the integration of advanced technologies. The Company specializes in Modular Integrated Construction (MiC), Air-to-Water (A2W) technology, and IoT-based property management systems, enabling scalable, self-sustaining and eco-friendly developments worldwide.

Through its ModuLink brand, we continue our mission to build communities that "Live Smart, Live Green," enhanced by air-to-water systems that deliver reliable, energy-efficient water generation for healthier and more resilient environments.

For more information, please visit www.modulinktech.com.

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Forward-Looking Statements Safe Harbor

This press release contains forward-looking statements which are included within the meaning of Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements in this press release may include, without limitation, statements regarding the appointment of Dr. Henry Wah Shing Lam as Chief Technology Officer, the anticipated impact of his role on the Company’s technology strategy and operations, the integration of capabilities from ASA Robotics Limited across the Company’s business units, and the Company’s ability to execute its growth strategy, including the development and deployment of its Modular Integrated Construction (MiC), Air-to-Water (A2W), IoT, artificial intelligence, and atmospheric water generation (AWG) technologies.

These forward-looking statements are based on current expectations, estimates, projections, and assumptions made by management and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to: the Company’s ability to successfully integrate acquired businesses and technologies; execution risks related to scaling its operations; changes in market demand and customer adoption; technological developments; competitive dynamics; regulatory and compliance requirements; and general economic, business, and geopolitical conditions.

Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. ModuLink Inc. assumes no obligation to update or revise any forward-looking statements to reflect future events, developments, or changes in expectations, except as required by applicable law.

Information on the Company’s website at www.modulinktech.com does not constitute a part of this release.

Contact

ModuLink Inc.
Phone: 888-493-8028
Email: IR@modulinktech.com

SOURCE: ModuLink Inc.

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